EXHIBIT 23

                               CONSENT OF KPMG LLP

The Board of Directors
QNB Corp.

We consent to incorporation by reference in the registration statements (Nos. 33-79802, 333-16627, 333-91201 and 333-67588) on Form S-8 of QNB Corp. of our
report dated February 20, 2004, relating to the consolidated balance sheets of QNB Corp. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of QNB Corp.



/s/ KPMG LLP
March 26, 2004
Philadelphia, Pennsylvania